 EXECUTION VERSION

Exhibit 10.8

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made this 30th day of November, 2021, by and between North Haven Private Income Fund LLC, a Delaware limited liability company (the “Company”), and MS Capital Partners Adviser Inc., a Delaware corporation (the “Adviser”), effective as of the 4th day of November, 2021.

1.	Adviser Expense Payments.

a.	At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Company on the Company’s behalf (each such payment, an “Expense Payment”); provided, that no portion of an Expense Payment will be used to pay any of the Company’s interest expense and/or unitholder servicing fees.

b.	The Company’s right to receive an Expense Payment shall be an asset of the Company upon the Adviser’s commitment in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company in any combination of cash or other immediately available funds no later than 45 days after such commitment was made in writing, and/or offset against amounts due from the Company to the Adviser or its affiliates.

2.	Reimbursement of Expense Payments.

a.	Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s unitholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser on behalf of the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company pursuant to this paragraph shall be referred to herein as a “Reimbursement Payment.” For the purposes of this Agreement, “Available Operating Funds” means the sum of (x) the Company’s cumulative net “investment company taxable income”, as defined by the Internal Revenue Code of 1986, as amended, which generally includes net ordinary income and net short-term taxable gains reduced by net long-term capital losses, (y) the Company’s cumulative net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (z) cumulative distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (z) are not included under clauses (x) and (y) above).

b.	The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser on behalf of the Company within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Company to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement. The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Company may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar month shall be paid by the Company to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

c.	All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Company within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival.

a.	This Agreement may be terminated, without the payment of any penalty, by the Company or the Adviser at any time.

b.	This Agreement shall automatically terminate in the event of (i) the termination by the Company or the Adviser of that certain Investment Advisory Agreement, dated as of November 4, 2021, by and between the Company and the Adviser; or (ii) the board of directors of the Company makes a determination to dissolve or liquidate the Company.

c.	Sections 3, 4 and 5 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Adviser.

4.	Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”).

5.	Miscellaneous.

a.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

b.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), in such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

c.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

d.	Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

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MS Capital Partners Adviser Inc.

By:	/s/Orit Mizrachi
Name:	Orit Mizrachi
Title:	Executive Director

ACKNOWLEDGED AND AGREED:

North Haven Private Income Fund LLC

By:	/s/Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer and Secretary

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

☐ Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

Organizational Expense:

Offering Expense:

Other:

Total

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐ Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense:

Offering Expense:

Other:

Total: